EXHIBIT 21.1
[(Letterhead of David S. Hunt, Esq.]

October 26, 2013

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549

Re:
Consent to be named in the S-8 Registration Statement of One World Holdings, Inc., a Nevada corporation (the "Registrant"), to be filed on or about October 26, 2013, covering the registration of the One World Holdings, Inc. 2013 Stock Incentive Plan

Ladies and Gentlemen:

I hereby consent to be named in the above referenced Registration
Statement, and to have my opinion appended as Exhibit No. 23.1 thereto.

                                    Sincerely yours,

                                        /s/ David S. Hunt

                                        David S. Hunt